Exhibit 99.1

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THE ESTÉE LAUDER COMPANIES TO ACQUIRE TOO FACED

Innovative, iconic makeup brand beloved by consumers adds another strategic and powerful engine of growth to the Company, while further diversifying its portfolio

New York, NY, November 14, 2016 — The Estée Lauder Companies Inc. (NYSE: EL) announced today that it has signed an agreement to acquire Too Faced, the feminine, playful makeup brand renowned for high-quality, stylish cosmetics that consumers love. Too Faced, one of the fastest growing makeup brands in specialty-multi and online, is expected to strengthen the Company’s leadership position in the fast-growing prestige makeup category globally, increase the Company’s consumer reach in the specialty-multi channel, and win with millennials — all in strong alignment with the Company’s strategy.

Launched in 1998 by cosmetics visionaries Jerrod Blandino and Jeremy Johnson, and currently led by Johnson, Blandino and CEO Eric Hohl, Too Faced offers an unabashedly empowering line of cosmetic products for the eyes, face and lips. Beloved for its high-quality, innovative formulas, irreverent product names and distinctive packaging, Too Faced creates an emotional, authentic connection with consumers and has developed a strong following and built a vibrant community among millennials who are passionate about social media, fashion and pop culture. Too Faced has over 7.3 million Instagram followers and is among the top eight makeup brands in the specialty-multi channel in the United States.

Too Faced has experienced impressive growth over the past several years, and is expected to reach more than $270 million in net sales in 2016. This represents growth of more than 70% for the year and 60% compounded annually over the past three years. Too Faced has been part of leading global growth equity firm General Atlantic’s portfolio since 2015. The Estée Lauder Companies has agreed to acquire the entities that own the brand for a purchase price of approximately $1.45 billion. The acquisition is expected to close in December 2016.

“Too Faced is one of the most dynamic makeup brands in the world,” said Fabrizio Freda, President and Chief Executive Officer of The Estée Lauder Companies. “It has tremendous growth momentum in specialty-multi and online — important, strategic and fast-growing channels. With Too Faced, we see terrific opportunity for additional value creation through expansion in new and existing markets both in the U.S. and internationally, as well as in travel retail globally. Jeremy, Jerrod, Eric and the entire Too Faced team have built an amazing and innovative brand. We look forward to working with them to continue to build on the brand’s winning spirit.”

“We are delighted to be joining forces with The Estée Lauder Companies as we continue to drive Too Faced’s dynamic growth,” said Jeremy Johnson and Jerrod Blandino, Co-Founders of Too Faced. “We started our careers behind the counters of the Estée Lauder brand, so this is truly a ‘homecoming’ for us. The Estée Lauder Companies appreciates our unique vision — to provide innovative, cruelty-free makeup products that give women the confidence to ‘have fun, play and dream big’ — and is committed to ensuring that we retain and build on the core pillars of our brand that are so important to us and our fans. This commitment, combined with ELC’s incredible world-class resources, will help us assure the ongoing growth and success of Too Faced for many years to come.”

Too Faced’s diverse range of color cosmetics includes cult favorites across all makeup subcategories. The iconic Better Than Sex Mascara, which launched in 2013, quickly became the number one selling mascara with all of the brand’s primary retail partners in multiple markets, and has sold over 2.5 million units globally. Born This Way, the brand’s coveted undetectable foundation that launched in July 2015, has also become one of the bestselling foundations within its channels of distribution.  Too Faced is also known for its unique and beautifully packaged eye shadow palettes and collections, which strategically combine bestsellers with new creations; for example, the brand’s Christmas Collection has become a hero franchise that is significantly reinvented every year, driving its phenomenal success.

“The entrepreneurial spirit at the heart of The Estée Lauder Companies is evident in the remarkable success of Too Faced,” said William P. Lauder, Executive Chairman of The Estée Lauder Companies. “Jerrod and Jeremy started the brand with a simple, yet compelling creative concept, and transformed it into something that is truly extraordinary. We are absolutely delighted that Jeremy and Jerrod are ‘returning’ to the Company where they began their careers in beauty, and we welcome the entire Too Faced team to our family.”

“Too Faced is a terrific growth company with an impressive track record of successful product innovation and an authentic connection with its customers. We’ve enjoyed a strong partnership with Jeremy, Jerrod, Eric and the rest of the Too Faced team and believe the company’s bright future will only be enhanced as part of The Estée Lauder Companies’ portfolio,” said Andrew Crawford, Managing Director and Global Head of Retail & Consumer at General Atlantic.

John Demsey, Executive Group President, The Estée Lauder Companies Inc., will add Too Faced to the portfolio of brands that he oversees.

The Estée Lauder Companies Inc. received financial advice from Evercore and BNP Paribas, and legal counsel from Lowenstein Sandler LLP. Too Faced received financial advice from

Goldman, Sachs & Co. and Jefferies LLC, and legal counsel from Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Conference Call

The Estée Lauder Companies will host a conference call from 8:00 a.m. to 8:30 a.m. (ET) tomorrow, November 15, 2016 to discuss this transaction.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 20656069).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

The forward-looking statements in this press release, including those in the quoted remarks and those relating to the expectations for the acquired brand and the benefits of the acquisition, involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include current economic and other conditions in the global marketplace, actions by retailers, suppliers and consumers, competition, the Company’s ability to successfully integrate the acquired business and/or implement its long-term strategic plan, and those described in the Company’s annual report on Form 10-K for the year ended June 30, 2016.

About The Estée Lauder Companies Inc.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M·A·C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian and BECCA.

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